INVESTMENT MANAGEMENT
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(d)(3)(iv)

May 1, 2022

Voya Variable Products Trust

7337 East Doubletree Ranch Road

Suite 100

Scottsdale, AZ 85258-2034

Re: Expense Limitations

Ladies and Gentlemen:

By execution of this letter agreement to the Expense Limitation Agreement ("ELA") between Voya Investments, LLC ("VIL") and Voya Variable Products Trust ("VVPT"), on behalf of Voya SmallCap Opportunities Portfolio (the "Portfolio"), intending to be legally bound hereby, VIL, the investment manager to the Portfolio, agrees that, from May 1, 2022 through May 1, 2023, VIL shall waive all or a portion of its investment management fee and/or reimburse expenses in amounts necessary so that after such waivers and/or reimbursements, the maximum total operating expense ratios of the Portfolio shall be as follows:

		Maximum Operating Expense Limit
		(as a percentage of average net assets)
Name of Portfolio			Share Classes
	Adviser	I	R6	S	S2
Voya SmallCap Opportunities	1.35%	0.85%	0.85%	1.10%	1.25%
Portfolio

We are willing to be bound by this letter agreement for the period from May 1, 2022 through May 1, 2023. The method of computation to determine the amount of the fee waiver and the definitions as set forth in the ELA shall apply. VIL acknowledges that: (1) it shall not be entitled to collect on or make a claim for waived fees at any time in the future; and (2) it shall not be entitled to collect on or make a claim for reimbursed expenses at any time in the future. This letter agreement shall terminate upon termination of the ELA.

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M:\Funds\Legal Admin\Registration Statements\Unified\Portfolios\2022\485b\Filing Documents\Exhibits\(d)(3)(iv) VVPT-ExpA-SideA(SmallCapOps)-2201F (C).docx

May 1, 2022

Notwithstanding the foregoing, termination or modification of this letter requires approval by the Board of Trustees of VVPT.

Very sincerely,

By: /s/ Todd Modic_________________

Name: Todd Modic

Title: Senior Vice President

Voya Investments, LLC

ACCEPTED AND AGREED TO:

Voya Variable Products Trust

By: /s/ Kimberly A. Anderson

Name: Kimberly A. Anderson

Title: Senior Vice President, Duly Authorized